Exhibit 4.1

U.S. BANK

EXECUTIVE EMPLOYEES DEFERRED COMPENSATION PLAN

(2005 STATEMENT)

U.S. BANK

EXECUTIVE EMPLOYEES DEFERRED COMPENSATION PLAN

(2005 STATEMENT)

TABLE OF CONTENTS

(continued)

ii

PREAMBLE

U.S. Bancorp established the U.S. Bancorp Corporation Deferred Compensation Plan (formerly known as the Firstar Corporation Deferred Compensation Plan and the Star Banc Corporation Deferred Compensation Plan) for the benefit of its and its Affiliates’ (as hereinafter defined) eligible executive employees and outside Directors, the U.S. Bancorp Deferred Compensation Plan and the Mercantile Bancorporation Inc. Voluntary Deferred Compensation Plan for the benefit of U.S. Bancorp and its Affiliates’ eligible executive employees (collectively, such plans being referred to as the “Prior Plans,” and individually, a “Prior Plan”) and the U.S. Bancorp Executive Employees Deferred Compensation Plan. The purpose of this Plan is, in part, to consolidate the benefits accrued under all Prior Plans not consolidated under the U.S. Bancorp Executive Employees Deferred Compensation and the 2004 bonus deferrals (as defined in Section 2.1) under the U.S. Bancorp Executive Employees Deferred Compensation Plan for eligible executive employees of U.S. Bancorp and its Affiliates into a single deferred compensation plan, and any benefits provided under this Plan shall be in lieu of any benefits accrued under any of the Prior Plans or 2004 bonus deferrals under the U.S. Bancorp Executive Employees Deferred Compensation Plan. This Plan is intended to provide specified benefits to a select group of executive management and highly compensated executive employees who contribute materially to the continued growth, development and future business success of U.S. Bancorp and its affiliates. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan was initially effective as of January 1, 2005.

U.S. Bancorp approved the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) to distinguish elective contributions made by a select group of management or highly compensated employees that are subject to Code Section 409A. The Plan applies to elective contributions made by eligible employees on and after January 1, 2005, including the deferral of elective contributions on 2004 bonus payments that were paid in 2005.

The Plan is hereby restated effective November 1, 2022.

ARTICLE I

DEFINITIONS

1.1    Definitions. Whenever the following initially capitalized words and phrases are used in this Plan, they shall have the meanings specified below unless the context clearly indicates otherwise:

(a)    The term “Affiliate” (1) shall mean any corporation, limited liability company, partnership or other entity designated by the Board or Committee as an affiliate of the Company and (2) automatically shall include any “Affiliate,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)    The term “Annual Bonus,” with respect to a Selected Employee or a Participant, shall mean his or her annual bonus amounts earned from the Employer under its applicable annual bonus plan or other annual incentive plan approved by the BAC as eligible for deferral under the Plan.

(c)    The term “BAC” shall mean the Benefits Administration Committee of the Company (and its successor or, if no such committee exists, the Senior Executive Vice President and Chief Human Resources Officer of the Company) or its delegate.

(d)    The term “Base Pay,” with respect to a Selected Employee or a Participant, shall mean his or her regular gross annual base salary, which shall include any such amounts that he or she would have received from the Employer while an Employee but for any deferral election under this Plan or any other deferred compensation plan (including qualified retirement plans) or cafeteria plan (including flexible spending account arrangements) sponsored by the Employer.

(e)    The term “Beneficiary” shall mean such person or legal entity as may be designated by a Selected Employee or a Participant in accordance with Article VI or otherwise entitled under Section 6.2 to receive benefits hereunder upon the death of such Selected Employee or Participant.

(f)    The term “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

(g)    The term “Bonus,” with respect to a Selected Employee or a Participant, shall mean his or her Annual Bonus; provided, however that, in the case of a Designated Specialist, the term “Bonus” shall mean his or her Commission Bonus. For the avoidance of doubt, no Selected Employee or Participant shall be eligible to receive both an Annual Bonus and a Commission Bonus.

(h)    The term “Code” shall mean the Internal Revenue Code of 1986, as amended, including applicable regulations for the specified section of the Code. Any reference in this Plan to a section of the Code, including the applicable regulation and administrative guidance, shall be considered also to mean and refer to any subsequent amendment or replacement of that section, regulation, or guidance, as required by context.

(i)    The term “Commission Bonus,” with respect to a Selected Employee or a Participant, shall mean his or her Investment Commission and/or Sales Commission, as applicable.

(j)    The term “Committee” shall mean the Compensation and Human Resources Committee of the Board or its delegate.

(k)    The term “Company” shall mean U.S. Bancorp or any successor thereto.

(l)    The term “Deferrals” shall mean that portion of the Selected Employee’s or Participant’s Eligible Compensation that the Selected Employee or Participant voluntarily and irrevocably elects to defer pursuant to Article III in accordance with a Deferred Compensation Form.

(m)    The term “Deferred Compensation Account” shall mean the recordkeeping account, and any subaccounts created thereunder, established by the BAC for each Participant to which his or her Deferrals are credited and from which distributions to the Participant or to his or her Beneficiary are made.

(n)    The term “Deferred Compensation Account Balance” shall mean, with respect to a Participant, the total amount credited to that Participant’s Deferred Compensation Account. The “Deferred Compensation Account Balance” shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of amounts to be paid to a Participant, or such Participant’s Beneficiary, under the Plan.

(o)    The term “Deferred Compensation Form” shall mean a document (or documents), including those in electronic format, as provided from time to time by the BAC pursuant to which a Selected Employee voluntarily enrolls as a Participant under the Plan and irrevocably elects to defer a portion of his or her Eligible Compensation pursuant to Article III. In the case of a Prior Plan Participant (as defined in Section 2.1), “Deferred Compensation Form” shall mean a document (or documents) as provided from time to time from the BAC pursuant to which such Participant elected to transfer his or her accrued benefit under each of the Prior Plans to this Plan and to look solely to this Plan in satisfaction of the Employer’s obligation under this Plan and any Prior Plan.

(p)    The term “Designated Specialist” shall mean an Employee designated as such by the BAC for purposes of the Plan.

(q)    The term “Election Year,” with respect to a deferral election, shall mean the calendar year in which that deferral election is made pursuant to Section 3.1 or 3.2, as applicable, and becomes irrevocable.

(r)    The term “Eligible Compensation,” with respect to a Selected Employee or Participant for any applicable Plan Year or other period, shall mean his or her Base Pay and Bonus that are permitted to be deferred under the Plan pursuant to Article III; provided, however, that as the context requires, the term shall mean one or more of the foregoing types of compensation.

(s)    The term “Employee” shall mean a person who is treated by the Employer as a common law employee of the Employer.

(t)    The term “Employer” shall mean the Company and any of its Affiliates that are described in Appendix A (which may be updated at any time without the need for a formal Plan amendment) as participating employers. To the extent required by Code Section 409A, “Employer” shall mean the Company and any other corporation, limited liability company, partnership or other entity or person with whom the Company would be considered a single employer under Code Section 414(b) and/or Code Section 414(c).

(u)    The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including applicable regulations for the specified section of ERISA. Any reference in this Plan to a section of ERISA, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

(v)    The term “Investment Commission,” with respect to a Selected Employee or a Participant, shall mean “investment commission compensation” within the meaning of Treasury Regulations Section 1.409A-2(a)(12)(ii) earned from the Employer under an applicable Business Line Incentive Plan and eligible for deferral under the Plan.

(w)    The term “Investment Committee” shall mean the Investment Committee for the employee benefit plans of the Company (or its successor committee) or its delegate.

(x)    The term “Measurement Fund” shall mean the notional investment fund or funds selected by the Investment Committee pursuant to Section 4.2(c) for the deemed investment of a Participant’s Deferred Compensation Account.

(y)    The term “Participant” shall mean (a) a Selected Employee (i) who has elected to participate in the Plan and to defer a portion of such Participant’s Eligible Compensation under a properly completed Deferred Compensation Form, and (ii) whose participation in the Plan has not been terminated and (b) any individual who becomes a participant under Section 2.1.

(z)    The term “Plan” shall mean the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement).

(aa)    The term “Plan Year” shall mean a calendar year beginning each January 1 and ending each December 31.

(bb)    The term “Sales Commission,” with respect to a Selected Employee or a Participant, shall mean “sales commission compensation” within the meaning of Treasury Regulations Section 1.409A-2(a)(12)(i) earned from the Employer under an applicable Business Line Incentive Plan and eligible for deferral under the Plan.

(cc)    The term “Selected Employee” shall mean an Employee who is selected as eligible to participate in this Plan under the provisions of, and in accordance with the requirements of, Section 2.1 and notified of his or her eligibility to participate.

(dd)    The term “Separation from Service” shall mean a Participant’s separation from service as defined under Code Section 409A. For purposes of a Separation from Service, an affiliate shall mean a business entity that is not the Company but is part of a “controlled group” or under “common control” with the Company, as those terms are defined in Code Section 414(b) and (c) as required to be aggregated with the Company under Code Section 409A based on eighty percent (80%) or greater control.

(ee)    The term “Shares” shall mean shares of common stock of the Company.

(ff)    The term “Specified Employee” shall mean a Participant who is a specified employee for purposes of Code Section 409A as defined in the separate document titled “U.S. Bank Specified Employee Determination.”

(gg)    The term “Unforeseeable Emergency” shall mean an unforeseeable emergency as defined under Code Section 409A.

(hh)    The term “Valuation Date” shall mean each day on which the New York Stock Exchange is open for business.

1.2    Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

ARTICLE II

PARTICIPATION BY SELECTED EMPLOYEES

2.1    Participation. Participation in the Plan is limited to Employees. The Board, Committee, or BAC shall designate and select which Employees are Selected Employees for a Plan Year or other period in accordance with such threshold eligibility requirements as are determined by the Board, Committee, or BAC and consistent with the intent that the Plan shall be primarily for a select group of management or highly compensated Employees; provided, however, that only the Board and the Committee shall have the authority to determine the eligibility of senior executive officers (including any “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended). A Selected Employee shall become a Participant in the Plan effective as of the date designated by the Board, Committee, or BAC, as applicable, if he or she is then an Employee, but in no event before execution and delivery by such Selected Employee of a properly completed Deferred Compensation Form pursuant to Section 3.1 or 3.2 hereof. Any Selected Employee who was a participant in any of the Prior Plans on December 31, 2004 (a “Prior Plan Participant”) became a participant in this Plan as of January 1, 2005, provided that such Participant had duly executed and delivered to the Committee by December 31, 2004 his or her Deferred Compensation Form. In addition, any Employee who (a) was a participant in the U.S. Bancorp Executive Employees Deferred Compensation Plan and (b) made an election under such Plan to defer all or a portion of his or her 2004 bonus amounts determined in 2005 and that would otherwise have been payable in 2005 (the “2004 bonus deferrals”) automatically became a participant in this Plan as of January 1, 2005. The fact that an Employee is a Selected Employee and a Participant in one Plan Year or other period does not mean that he or she will continue to be a Selected Employee and eligible to submit a Deferred Compensation Form for all Plan Years or other periods thereafter.

2.2    Cessation of Active Participation. A Participant’s Deferrals shall continue until the earlier of the last payment of the Eligible Compensation that is subject to the Deferred Compensation Form (which, by way of example and not limitation, shall be the last day of the Plan Year for which the Participant has entered into a Deferred Compensation Form with respect to Base Pay for such Plan Year) or in the event of the Participant’s death, the date of death. Thereafter, no further Deferrals shall be credited to the Participant’s Deferred Compensation Account unless and until he or she is again determined to be a Selected Employee, but his or her Deferred Compensation Account Balance shall continue to be adjusted for notional investment gains and losses in accordance with Article IV and shall be distributed in accordance with Article V. Nothing in this Plan shall prevent the BAC or the Senior Executive Vice President and Chief Human Resources Officer of the Company from determining that a Participant is no longer a member of a select group of management and highly compensated employees.

ARTICLE III

DEFERRAL ELECTION

3.1    Annual Deferral Election. During the designated enrollment period that ends on or before December 31 of each Election Year, each Selected Employee may irrevocably elect, by executing and delivering to the BAC a properly completed Deferred Compensation Form, to defer under the Plan any portion up to one hundred percent (100%) (or such lower maximum amount as may be specified by the BAC in the Deferred Compensation Form) of one or more of the following types of Eligible Compensation of the Selected Employee (as applicable):

(a)    Base Pay paid in the Plan Year immediately following the Election Year.

(b)    Bonus attributable to an Annual Bonus for services performed during the Plan Year immediately following the Election Year.

(c)    Bonus attributable to Commission Bonuses paid in the second Plan Year following the Election Year and attributable to services performed after the end of the Election Year.

3.2    Newly-Eligible Selected Employee Deferral Election. In the case of a Selected Employee who first becomes eligible to participate in the Plan in accordance with Treasury Regulations Section 1.409A-2(a)(7), within thirty (30) days after the earliest eligibility date (which earliest eligibility date shall be determined based on notification of the individual in accordance with procedures determined by the BAC), the Selected Employee may irrevocably elect, by executing and delivering to the BAC a properly completed Deferred Compensation Form, to defer under the Plan any portion up to one hundred percent (100%) (or such lower maximum amount as may be specified by the BAC in the Deferred Compensation Form) of the types of Eligible Compensation of the Selected Employee listed in subsections (a) through (c) below, to the extent permitted by the BAC.

(a)    Base Pay attributable to services performed after the effective date of his or her deferral election and during the remainder of the Election Year, and paid in the Election Year.

(b)    Bonus attributable to an Annual Bonus for services performed after the effective date of his or her deferral election and during the remainder of the Election Year. The amount referred to in this subsection shall be equal to the product of the total Annual Bonus amount and a ratio, the numerator of which is the number of days in the remainder of the Election Year, after the effective date of his or her deferral election, and the denominator of which is the total number of days in the Election Year.

(c)    Bonus attributable to Commission Bonuses paid during the period that begins immediately after the effective date of his or her deferral election, and ends on the last day of the first Plan Year immediately following the Election Year and attributable to services performed after the effective date of his or her deferral election. The amount referred to in this subsection shall be equal to the product of each Commission Bonus and a ratio determined as follows: (i) in the case of a newly-hired Designated Specialist, the numerator is the number of days in the period that begins immediately after the effective date of his or her deferral election and ends on the date as of which the overall value of the assets or asset accounts is determined for purposes of calculating of the Investment Commission component of the applicable Commission Bonus (such valuation date, the “Commission Value Date”), and the denominator is the number of days in the period that begins on the date of hire and ends on the Commission Value Date; or (i) in the case of any other Designated Specialist newly eligible to make a deferral election under this Section, the numerator is the number of days in the period that begins immediately after the effective date of his or her deferral election and ends on the Commission Value Date, and the denominator is the number of days in the twelve (12)-month period that ends on the Commission Valuation Date.

Notwithstanding the foregoing, the BAC shall have the authority to determine the amounts described in subsections (a) through (c) above in any manner consistent with the requirements of Code Section 409A.

3.3    Special Rules for Commission Bonuses. For purposes of determining the deferral election deadline under Section 3.1, in the case of Investment Commissions and Sales Commissions, the period in which the underlying services are performed shall be determined in accordance with Treasury Regulations Section 1.409A-2(a)(12) and, for the avoidance of doubt, if Investment Commissions and Sales Commissions are not paid separately, both shall be treated as Investment Commissions for purposes of determining the applicable service period (or both shall be treated as Sales Commissions if doing so would result in a service period that begins earlier).

3.4    Tax Withholding from Deferrals. Notwithstanding Sections 3.1 and 3.2 above, the amount of Deferrals made under the Plan for any Plan Year beginning after December 31, 2005 with respect to any Selected Employee or Participant may, in the Company’s or Employer’s sole discretion, be reduced by the amount, if any, necessary to pay the following amounts attributable to such Deferrals: (A) the FICA Amount (as defined in Section 5.6); (B) the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount; and (C) the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes.

3.5    Deferred Compensation Form; Effective Date. The Deferred Compensation Form shall set forth the types of Eligible Compensation to which it applies and the period during which the deferral election is effective. A Deferred Compensation Form shall be effective upon receipt (as determined by the BAC) and shall be irrevocable as of (a) in the case of a deferral election under Section 3.1, December 31 of the applicable Election Year, (b) in the case of a deferral election under Section 3.2, the earlier of (i) the last day of the applicable thirty (30) day period, or (ii) the date Deferrals commence with respect to the Selected Employee, or (c), in any case, such earlier date designated by the BAC. The BAC may provide in a Deferred Compensation Form that the Deferrals will remain in effect for subsequent Plan Years or other periods unless amended or revoked before the date of irrevocability described in the preceding sentence for the subsequent Plan Year or other period, and to the extent permitted under Code Section 409A.

ARTICLE IV

ACCOUNTS

4.1    Establishment of Deferred Compensation Accounts. For purposes of the Plan, the Company shall cause a separate Deferred Compensation Account to be established in the name of each Participant. Each Prior Plan Participant shall have received a credit to such Participant’s Deferred Compensation Account at the beginning of January 1, 2005 equal to the sum of the amounts credited to such Participant’s accounts under each Prior Plan on December 31, 2004, and such amounts shall have been thereafter adjusted in accordance with Section 4.2 and administered in accordance with the terms of this Plan. A Participant’s 2004 bonus deferrals, if any, shall have been credited to such Participant’s Deferred Compensation Account as soon as administratively feasible on or after the date such deferrals would have otherwise been paid to such Participant if they had not been deferred but only if such deferrals had not been credited to the Participant’s deferred compensation account under the U.S. Bancorp Executive Employees Deferred Compensation Plan. The Deferrals of a Participant shall be credited to such Participant’s Deferred Compensation Account as soon as administratively feasible on or after the date such Deferrals would have otherwise been paid to such Participant if they were not deferred. All amounts credited to a Participant’s Deferred Compensation Account shall be adjusted in the manner determined under Section 4.2.

4.2    Crediting/Debiting of Account. In accordance with, and subject to, the rules and procedures that are established from time to time by the BAC, in its sole discretion, a Participant’s Deferred Compensation Account Balance shall be adjusted in accordance with the following rules:

(a)    Election of Measurement Funds. Each Selected Employee or Prior Plan Participant shall elect on his or her Deferred Compensation Form or such other form designated by the BAC for such purpose the Measurement Fund(s) that will be used to determine the adjustment amounts to be credited to or debited from his or her Deferred Compensation Account for the applicable Plan Year or portion thereof in which the Selected Employee or Prior Plan Participant commences participation in the Plan and continuing thereafter for each subsequent Plan Year in which such Selected Employee or Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first calendar quarter beginning after a Participant’s commencement of participation in the Plan and continuing thereafter for each calendar quarter in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting such election on a form designated by the BAC for such purpose to the BAC that is accepted and approved by the BAC or in such other manner required by the BAC, to change the Measurement Fund(s) to be used to determine the adjustment amounts to be credited to or debited from such Participant’s Deferred Compensation Account. This election shall be made by the date designated for such purpose and shall apply no later than the Valuation Date immediately following the date of receipt and approval by the BAC and shall continue thereafter for each subsequent calendar quarter in which the Participant participates in the Plan unless changed in accordance with the previous sentence.

(b)    Proportionate Allocation. Any election under Section 4.2(a) above shall result in one hundred percent (100%) of a Participant’s Deferred Compensation Account Balance being allocated among the Measurement Fund(s) elected by the Participant as if the Participant were making an actual investment in the Measurement Fund(s) equal to the portion of such Participant’s Deferred Compensation Account Balance allocated to such Measurement Fund(s).

(c)    Measurement Funds. A Participant must elect at least one (1) of the Plan’s Measurement Funds for the purpose of determining the manner in which such Participant’s Deferred Compensation Account Balance is to be adjusted. The Participant’s requested election of the Measurement Fund(s) shall be duly considered, but is not required to be approved. The Measurement Funds shall be prescribed from time to time by the Investment Committee in its sole discretion. The Measurement Funds may, but are not required to, include a Company stock fund, which will be invested in Shares, mutual funds and a money market fund. The BAC shall determine in its sole discretion rules and procedures for the election of Measurement Funds by Participants and for implementing changes in Measurement Funds. Subject to any transition rules determined by the Investment Committee or the BAC, in their sole discretion, changes in Measurement Funds shall be effective on the date specified by the Investment Committee or the BAC.

(d)    Crediting or Debiting Method. The performance of the elected Measurement Fund(s) (either positive or negative) will be determined by the BAC, in its sole discretion, based on the performance of the Measurement Fund(s) itself. A Participant’s Deferred Compensation Account Balance shall be debited or credited as of the end of each Valuation Date, based on the performance of the applicable Measurement Fund(s) (at the closing price on such Valuation Date) selected by the Participant, as determined by the BAC in its sole discretion, as though (i) the Participant’s Deferred Compensation Account Balance was invested in the Measurement Fund(s) in the manner selected by the Participant and in effect as of the end of each such Valuation Date (at the closing price on such Valuation Date); (ii) any Deferrals, 2004 bonus deferrals and any other amounts credited to the Participant’s Deferred Compensation Account on that Valuation Date were invested in the Measurement Fund(s) (at the closing price on such Valuation Date) selected by the Participant and in effect as of the end of that Valuation Date; and (iii) any distribution made to a Participant that decreases such Participant’s Deferred Compensation Account Balance ceased to be invested in the applicable Measurement Fund(s) (at the closing price on such Valuation Date) as of the Valuation Date immediately preceding the date as of which such distribution occurred.

(e)    No Actual Investments. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election or deemed election of any such Measurement Fund(s), the allocation of his or her Deferred Compensation Account Balance thereto, the calculation of adjustment amounts and the crediting or debiting of such amounts to a Participant’s Deferred Compensation Account Balance shall not be considered or construed in any manner as an actual investment of such Participant’s Deferred Compensation Account Balance in any such Measurement Fund. If the Company decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferred Compensation Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on such Participant’s behalf by the Company. The Participants shall, at all times, remain unsecured creditors of the Company.

(f)    Default Investment. If a Participant fails to make an investment election under this Section 4.2 for any portion of his or her Deferred Compensation Account, such portion shall be constructively invested in the default investment option selected by the Investment Committee for this purpose.

ARTICLE V

DISTRIBUTIONS

5.1    In General. Except as otherwise provided in this Article V, the Deferred Compensation Account Balance of a Participant shall be payable to such Participant (or, in the case of the death of a Participant, his or her Beneficiary) in the manner determined under Section 5.2.

5.2    Distribution Rules. The Participant shall make a distribution election with respect to Participant’s Deferral that is subject to each Deferred Compensation Form. The Participant may elect to receive distribution of a Participant’s Deferral that is subject to a Deferred Compensation Form in (i) a single lump sum, or (ii) installments paid over a five (5)-year, ten (10)-year, fifteen (15)-year, or twenty (20)-year period. To the extent permitted by the BAC, separate distribution elections may be made with respect to each type of Eligible Compensation deferred pursuant to a Deferred Compensation Form. The BAC in its discretion may also limit the number of distribution elections that a Participant may make with respect to his or her Deferrals during any applicable Plan Year or other period. For the avoidance of doubt, a Participant may be limited to a single distribution election for all Deferrals made during a Plan Year or other period. The distribution election shall be made by the applicable deferral election deadline under Section 3.1 or 3.2, as applicable, and shall become effective or irrevocable at the time that the underlying deferral election becomes effective or irrevocable, as applicable, under Section 3.5.

(a)    Distribution Upon Separation from Service. If a Participant has a Separation from Service, the Participant’s benefit will be paid according to the Participant’s distribution elections. With respect to the portion of the Participant’s Deferred Compensation Account subject to a single lump-sum election, the amount shall be paid on the date that is thirty (30) days after the Participant’s Separation from Service. With respect to the portion of the Participant’s Deferred Compensation Account subject to an election for distribution in installments, the first installment of the amount shall be paid on the date that is thirty (30) days after the Participant’s Separation from Service, and each subsequent installment shall be paid on the anniversary of the first payment to the Participant. Installment amounts shall be determined by taking the portion of the Participant’s Deferred Compensation Account that is subject to the installment election as of the Valuation Date selected for such purpose on or before the date the installment payment is made and dividing it by the number of remaining installment distributions. Notwithstanding the foregoing, if a Participant is a Specified Employee as of the date of the Participant’s Separation from Service, his or her first payment shall be delayed in accordance with Section 5.2(d).

(b)    Default Election. If a Participant fails to make a distribution election for any portion of his or her Deferred Compensation Account, the amount shall be paid in a single lump sum on the date that is thirty (30) days after the Participant’s Separation from Service.

(c)    Death. If a Participant dies prior to the payment of the Participant’s entire benefit under the Plan, the Participant’s entire Deferred Compensation Account shall be paid to the Participant’s Beneficiary in a single lump sum. The distribution will be paid as of the last day of the month following the date that is four (4) months after the date of the Participant’s death.

(d)    Delay in Distribution to a Specified Employee. If a Participant is a Specified Employee as of the date of the Participant’s Separation from Service, payment shall commence the last day of the month following the date that is six (6) months after the date of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). During the delay, the Participant’s Deferred Compensation Account Balance shall continue to be invested in the Measurement Funds.

(e)    Distribution of Shares. The portion of a Participant’s Deferred Compensation Account that reflects a deemed investment in the Company stock fund shall (unless otherwise determined by the BAC) be distributed in Shares, except that any deemed fractional Shares shall be paid in cash.

5.3    Distributions to Incompetents. If the BAC determines, in its discretion, that a payment under the Plan is to be made to a minor, a person declared incompetent or to a person incapable of handling his or her property, the BAC may direct such payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The BAC may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to making such payment. Any such payment shall be a payment for the account of the Participant and a Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

5.4    Court-Ordered Distributions. The BAC is authorized to make any payments required by a domestic relations order (as defined in Code Section 414(p)(1)(B)) to an individual other than the Participant whose Deferred Compensation Account is the subject of such order at the time and in the manner necessary to fulfill such order.

5.5    Distribution Upon Unforeseeable Emergency. A Participant may request a distribution due to an Unforeseeable Emergency. To request such a distribution, the Participant must submit a request and supporting information to the BAC. If the Participant’s request is approved, either as an initial request or by the BAC on appeal, the amount necessary to satisfy the Unforeseeable Emergency (including the amount necessary to satisfy federal, state, and local income taxes on the amount) shall be paid in a single lump sum on the date that is thirty (30) days after the date of the determination that the Participant has experienced an Unforeseeable Emergency. The amount necessary to make the payment shall be deducted from the Participant’s oldest deferred compensation amounts contributed to the Plan (and any earnings on such contributions), starting with the first year the Participant participated in the Plan and moving forward through each subsequent year until a sufficient amount is deducted to pay the amount of the distribution due to an Unforeseeable Emergency.

5.6    Distribution to Pay Taxes. To the extent permitted under Code Section 409A, the BAC may distribute the portion of a Participant’s Deferred Compensation Account Balance necessary to pay (i) the Federal Insurance Contributions (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, on amounts deferred under this Plan (the “FICA Amount”), (ii) the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and (iii) the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment under this Section 5.6 may not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount. Any amount distributed under this Section 5.6 shall be used solely to pay the FICA Amount and the income tax withholding related to such FICA Amount.

5.7    Distribution for Code Section 409A Violation. If the Plan fails to meet the requirements of Code Section 409A with respect to a Participant, the BAC may distribute such Participant’s Deferred Compensation Account Balance as soon as administratively feasible following discovery of such failure, but only to the extent of the amount required to be included in such Participant’s gross income as a result of the failure to comply with the requirements of Code Section 409A.

5.8    Distribution of Small Amounts. Notwithstanding any other provision of this Article V, if on the date of a Participant’s Separation from Service, his or her benefit under the Plan and under all of the Company’s elective account balance deferred compensation plans (within the meaning of Code Section 409A) is not greater than the applicable dollar limit under Code Section 402(g)(1)(B) (as adjusted from time to time), the Participant’s benefit and benefits under all of the Company’s elective account balance deferred compensation plans (within the meaning of Code Section 409A) may be paid in a single lump-sum payment as soon as administratively feasible after the Participant’s Separation from Service.

5.9    Valuation of Distributions. All distributions under the Plan shall be based upon a Participant’s Deferred Compensation Account Balance (or the applicable portion thereof) as of the Valuation Date selected for such purpose.

5.10    Right to Withhold Taxes. To the extent required by law in effect at the time a distribution or payment is made from the Plan, the Company or its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local governments. In addition, the Company may withhold from a Participant’s nondeferred compensation any applicable payroll taxes that may be due at the time any Deferral was made under the Plan.

5.11    Timing of Actual Distributions. Any distribution or payment of any portion of a Participant’s Deferred Compensation Account Balance shall be treated as made as of the date designated under the applicable provisions of this Article V only if such distribution or payment actually occurs by the applicable deadline permitted for such distribution or payment under Code Section 409A.

5.12    Limitations on Distribution. Except as otherwise provided in this Article V, no distribution of any portion of a Participant’s Deferred Compensation Account Balance (and no acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan) shall be permitted under the Plan.

ARTICLE VI

BENEFICIARIES

6.1    Beneficiary Designation. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the death of a Participant, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation shall revoke all prior designations by such Participant, shall be in a form prescribed by the BAC, and shall be effective only when approved by the BAC during the Participant’s lifetime.

6.2    No Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any Plan payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the BAC shall pay any such Plan payment to the Participant’s estate. In determining the existence or identity of anyone entitled to receive a Plan payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the BAC, in its sole discretion, may distribute such payment to the estate of the Participant without liability for any taxes or other consequences that might flow therefrom, or may take such other action as the BAC deems to be appropriate, provided that such action is not inconsistent with the requirements of Code Section 409A.

ARTICLE VII

FUNDING AND PARTICIPANT’S INTEREST

7.1    Plan Unfunded. The Plan shall be unfunded, and no trust or special deposit shall be created, or deemed to be created, by the Plan or the Company. The crediting of amounts to the Deferred Compensation Account of a Participant shall be made through recordkeeping entries. No actual funds or Shares shall be segregated, reserved, or otherwise set aside; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which distributions due under the Plan may be paid. All distributions shall be paid by the Company from its general assets and/or from one or more grantor trusts established by the Company, and a Participant or a Beneficiary shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder. The benefits provided to Participants under the Plan constitute a mere promise by the Company to make such payments in the future.

7.2    Interests of Participants Under the Plan. Each Participant has an interest only in the cash value of his or her Deferred Compensation Account. No Participant shall have any right or interest in any specific fund, stock or securities.

ARTICLE VIII

ADMINISTRATION AND INTERPRETATION

8.1    Administration. The Plan shall be administered by the BAC, which may delegate all or a portion of its duties to one or more employees of the Company. The BAC has, to the extent appropriate and in addition to the powers described elsewhere in the Plan, full discretionary authority to construe and interpret the terms and provision of the Plan; to make factual determinations concerning a Participant’s eligibility for benefits under the Plan and other administrative matters relating to a Participant’s Deferred Compensation Account; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Company; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan. Notwithstanding anything herein to the contrary, the duties, powers, and responsibilities of the BAC shall not include any authority to make discretionary determinations with respect to any senior executive officer (including any “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended), which discretionary authority shall remain with each of the Board and the Committee.

8.2    Interpretation. The BAC may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Board’s purposes in adopting the Plan. Any decision, interpretation or other action made or taken by the BAC arising out of or in connection with the Plan shall be within the absolute discretion of the BAC, and shall be final, binding and conclusive on the Company as well as all Participants, Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The determinations by the BAC with respect to the Plan need not be uniform, and may be made selectively among Employees, whether or not they are similarly situated.

8.3    Records and Reports. The BAC shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

8.4    Payment of Expenses. The Company shall bear all expenses incurred by it and by the BAC in administering the Plan.

8.5    Indemnification for Liability. The Company shall indemnify the BAC, and the employees of the Company to whom the BAC delegates duties under the Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan.

8.6    Claims Procedures. Benefits under the Plan are subject to the Claim Procedures and related provisions contained in Section 12 (including Sections 12.1 through 12.7) of the U.S. Bank Non-Qualified Retirement Plan, as the same may be amended from time to time.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1    Amendment. The Company, by action of the Board, the Committee or the BAC, reserves the right at any time and from time to time, whether prospectively, retroactively, or both, to modify or amend, in whole or in part, any or all provisions of the Plan without notice to any person affected by this Plan. This power includes the right at any time and for any reason deemed sufficient by it to terminate or curtail the benefits of this Plan with regard to persons expecting to receive benefits in the future and/or persons already receiving benefits at the time of such action. No modification of the terms of this Plan shall be effective unless it is adopted or ratified by the Board or the Committee or the BAC. No oral representation concerning the interpretation or effect of this Plan shall be effective to amend the Plan. Notwithstanding the foregoing, the BAC may not amend the Plan in a manner that materially increases or decreases the benefit of a senior executive officer of the Company (unless the Board or the Committee explicitly delegates this authority to the BAC).

9.2    Termination. The Company, by action of the Board or the Committee, reserves the right at any time to terminate the Plan. If the plan is terminated, the plan termination shall comply with Code Section 409A. A plan termination may result in a change in the time and form of distribution under the Plan, but no termination shall reduce the benefits accrued prior to the date of the termination.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1    Information to Be Furnished by Participants and Beneficiaries and Inability to Locate. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last address as shown on the records of the Company shall be binding on the Participant or Beneficiary for all purposes of the Plan. Neither the Company nor the BAC shall be obliged to search for any Participant or Beneficiary beyond the sending of a certified or registered mail letter to such last known address. If the Company or the BAC notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her continued life and location known to the Company or the BAC within three years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Company or the BAC, the Company or the BAC may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Company or the BAC, in its sole discretion, determines. If the Company or the BAC determines that the continued life or the location of the Participant or Beneficiary cannot be determined, the Company or the BAC shall have the right to direct that the amount payable shall be deemed to be a forfeiture.

10.2    Right of the Employer to Take Employment Actions. The maintenance of the Plan shall not be deemed to constitute a contract between the Employer and any Employee, or to be a consideration for, or an inducement or condition of, the employment of any Employee. Nothing herein contained, or any action taken hereunder, shall be deemed to give an Employee the right to be retained in the employ of the Employer or Affiliate or to interfere with the right of the Employer to discipline or discharge an Employee at any time, nor shall it be deemed to give to the Employer the right to require the Employee to remain in its employ, nor shall it interfere with any rights of the Employee to terminate his or her employment at any time.

10.3    No Alienation of Assignment of Benefits. The rights and interest of a Participant under the Plan shall not be assigned or transferred, either voluntarily or by operation of law or otherwise, except as otherwise provided herein, and the rights of a Participant to payments under the Plan shall not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or a Beneficiary.

10.4    Construction. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of Minnesota, without reference to conflict-of-laws provisions, to the extent such laws are not superseded by ERISA or any other federal law.

10.5    Headings. The headings of the Articles and Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

10.6    Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

10.7    Tax Treatment. Although the Plan is intended to be administered in a manner to avoid the imposition of taxation and penalties under Code Section 409A, the tax treatment of Deferrals is not guaranteed. None of the Company, the Board, the Committee, the Employer, or the BAC shall be held liable for any taxes, penalties or other monetary amounts owed by any Participant, Employee, Beneficiary or other taxpayer as a result of the Plan.

10.8    ERISA Status. The Plan is maintained with the understanding that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(3) and 401(a)(1) of ERISA, and section 2520.104-23 of the regulations under ERISA. Each provision shall be interpreted and administered accordingly.

10.9    Internal Revenue Code Status. The Plan is maintained as a nonqualified deferred compensation arrangement under Code Section 409A. Each provision shall be interpreted and administered in accordance with Code Section 409A. Notwithstanding the foregoing, neither the Employer nor any of its officers, directors, agents or Affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with the Code.

10.10    Choice of Law. Except to the extent that federal law is controlling, the Plan shall be construed and enforced in accordance with the laws of the State of Minnesota (except that the state law will be applied without regard to any choice-of-law provisions). The Participant, the Participant’s Beneficiaries, and any other person claiming a benefit shall only have recourse against the Employer.

10.11    Choice of Venue. Any claim or action brought with respect to this Plan shall be brought in the federal courts of the State of Minnesota.

Executed at 2:54 PM, as of the date set forth below.

U. S. BANCORP

By:	/s/ Matthew Insinga

Title:	EVP – Head of Total Rewards

Date:	10/28/2022

APPENDIX A

List of Affiliates that are Participating Employers

As of November 1, 2022

U.S. Bank National Association

U.S. Bank National Association, Canadian Branch

U.S. Bank Trust Company, National Association

U.S. Bank Trust National Association

U.S. Bank Trust National Association SD

U.S. Bancorp

U.S. Bancorp Asset Management, Inc.

U.S. Bancorp Community Development Corporation

U.S. Bancorp Fund Services, LLC

U.S. Bancorp Government Leasing and Finance, Inc.

U.S. Bancorp Investments, Inc.

Bento Technologies, Inc.

CenPOS, LLC

Elavon Canada Company

Elavon Puerto Rico, Inc.

Elavon, Inc.

First Payment Systems, LLC

FSV Payment Systems, Inc.

PFM Asset Management LLC

Red Sky Risk Services, LLC

Talech, Inc.

Travelator Inc.

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